Exhibit 10.1

CADENCE PHARMACEUTICALS, INC.

AMENDED AND RESTATED BONUS PLAN

Effective January 1, 2011

INTRODUCTION AND PURPOSE

The Cadence Pharmaceuticals, Inc. (“Cadence” or the “Company”) Bonus Plan (the “Plan”) is designed to reward eligible employees for the achievement of corporate objectives, as well as measured individual objectives that are consistent with and support the overall corporate objectives. Since cooperation between departments and employees will be required to achieve corporate objectives that represent a significant portion of the Plan, the Plan should help foster teamwork and build a cohesive management team.

The Plan is designed to:

•	Encourage high performance by providing an incentive program to achieve overall corporate objectives and to enhance shareholder value.

•	Reward those individuals who significantly impact corporate results.

•	Encourage increased teamwork among all disciplines within Cadence.

•	Incorporate an incentive program in the Cadence overall compensation program to help attract and retain employees.

•	Provide an incentive for eligible employees to remain employed by Cadence through and beyond the payout of any earned bonus.

ELIGIBILITY

All regular employees are eligible to participate in the Plan. Employees are not eligible if included in a separate formal incentive plan provided by the Company. In order to be eligible, a participant must have been in an eligible position for at least three (3) full consecutive months prior to the end of the Plan year, and the participant must remain employed through the end of the Plan year and until awards are paid. If the participant is not employed on the date awards are paid, the participant will not have earned any bonus. If the participant has been subject to a performance improvement plan or other disciplinary procedure during the Plan year, any award to such individual will be at the discretion of the President and CEO or the Compensation Committee.

Change in Status During the Plan Period:

a.	Participants hired during the Plan year:

•	Participants hired during the Plan year are eligible for a prorated award based the number of months employed in an eligible position.

•	Participants hired after the end of the third quarter are not eligible to participate for the plan year.

b.	Promotion/change in level:

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For promotions that occur after April 30th of the applicable Plan year but prior to October 1st of the applicable Plan year, the calculation will be prorated, based on the number of months at each bonus percentage level.

•	If the promotion occurred on or after October 1st of the applicable Plan year, the entire calculation will be based on the bonus percentage applicable prior to the promotion.

c.	Transfer to a position that is included in a separate formal Incentive Plan: Awards will be pro-rated using the same discipline as outlined for promotions above and in the formal Incentive Plan.

d.	Termination of employment:

•	If a participant’s employment is terminated voluntarily prior to the date awards are paid, the participant will not be eligible to receive an award.

•	If a participant’s employment is terminated involuntarily prior to the date awards are paid, it will be at the absolute discretion of the Company whether or not an award payment is made.

e.	Leave of Absence: Employee may be considered for a prorated award.

AWARD CALCULATION

Awards will be determined by applying a “bonus percentage” to the participant’s base salary in effect at the end of the Plan year. While the Compensation Committee may change the bonus percentage for any Plan year, the following bonus percentages will initially be used for this purpose:

Position Title	Bonus Percentage
President/CEO	75%
EVP, SVP	40%
VP	30%
Senior Director	25%
Director	20%
Medical Science Liaison	15%
Associate Director, Senior Manager	15%
Manager	10%
Analyst/Specialist	8%
Administrative/Accounting Associate	6%

Corporate and Individual Performance Factors

The President and/or CEO will present to the Compensation Committee a list of the overall corporate objectives for the applicable Plan year, which are subject to approval by the Compensation Committee. All participants in the Plan will then develop a list of key individual objectives, which must be approved by the responsible Vice President or Senior Vice President and, in the case of executive officers, by the President and/or CEO.

The relative weight between corporate and individual performance factors varies based on the individual’s assigned level within the organization. The weighting may be reviewed periodically and may be adjusted for any Plan year. The weighting for the performance factors will initially be as follows:

	Corporate	Individual
President/CEO	100%
EVP/SVP	75%	25%
VP	60%	40%
Sr Dir/Dir/Assoc Dir/Sr Mgr/MSL	50%	50%
Manager	40%	60%
Analyst/Specialist/Administrative	30%	70%

Performance Award Multiplier

Separate award multipliers will be established for both the corporate and the individual components of each award. The award multiplier for the corporate component shall be determined by the Compensation Committee each Plan year, in its sole discretion. The same award multiplier for the corporate component of the award shall be used for all Plan participants. The award multiplier for the individual component shall be determined by the responsible Vice President or Senior Vice President and by the President and/or CEO.

While the Compensation Committee may change the award multipliers for any Plan year, the following scale will be used to determine the actual performance award multiplier based upon the measurement of corporate and individual performance objectives.

Performance Category	Award Multiplier
1. Performance for the year met or exceeded objectives or was excellent in view of prevailing conditions	75% - 150%

2. Performance generally met the year’s objectives or was very acceptable in view of prevailing conditions	50% - 100%

3. Performance for the year met some, but not all, objectives	25% -50%

4. Performance for the year was not acceptable in view of prevailing conditions	0%

Example

The example below shows a sample cash bonus award calculation under the Plan, which is determined after the end of the performance period.

Step #1: A potential base bonus award is calculated by multiplying the employee’s base salary by their assigned level bonus percentage.

Step #2: The calculated potential base bonus amount is then split between the corporate and individual performance factors by the employee’s assigned level (per the weighting above). This calculation establishes specific potential dollar awards for the performance period based on both the individual and corporate performance factor components.

Step #3: After the end of the performance period, corporate and individual award multipliers will be established using the criteria described above. Awards are determined by multiplying the potential bonus awards in Step #2 by the actual corporate and individual award multipliers.

Example:	Step # 1: Potential Bonus Award Calculation

Position:	Director
Base salary:	$100,000
Target bonus percentage:	20%
Potential base bonus:	$20,000

Step # 2: Split award target amount based on weighting of Performance Factors

Potential corporate performance bonus (50%):	$10,000
Potential individual performance bonus (50%):	$10,000

Step # 3: Actual Cash Incentive Award Calculation

Assumed payment multipliers based on assessment of corporate and individual performance:

Corporate multiplier	75%-performance generally met objectives
Individual multiplier	125%-performance generally exceeded objectives

Cash Award:

Corporate component	$7,500	($10,000 x 75%)
Individual component	$12,500	($10,000 x 125%)

Total Award	$20,000

AWARD PAYMENTS

Bonus award payments may be made in cash, through the issuance of stock, stock options or another form of equity award, or by a combination of cash, stock, stock options and/or another form of equity award, at the discretion of the Compensation Committee. All bonus award payments are subject to applicable tax withholdings. In the event that the Compensation Committee and/or the Board of Directors elect to pay bonus awards in stock or stock options, the Compensation Committee, in its sole discretion, will make a determination as to the number of shares of stock or stock options to be issued to each Plan participant based, in part, upon the overall corporate performance and each participant’s individual performance, as described. The issuance of stock and stock options may also be subject to the approval of the Company’s stockholders, and any stock options issued will be subject to the terms and conditions of the Company’s Equity Incentive Award Plan, as amended from time to time by the Company.

Payment of bonus awards will be made as soon as practicable after the issuance of the Company’s year-end audited Financial Statements for the Plan year, but not later than December 31 of the year following the Plan year. Payments will not be impacted by any benefits, with the exception of elected 401(k) contributions which will be applied.

PLAN PROVISIONS

Governance

The Plan will be governed by the Compensation Committee of the Board of Directors (the “Compensation Committee”). The President and/or CEO of Cadence will be responsible for the administration of the Plan. The Compensation Committee will be responsible for approving any compensation or incentive awards to officers of the Company. All determinations of the Compensation Committee, under the Plan, shall be final and binding on all Plan participants.

Compensation Committee’s Absolute Right to Alter or Abolish the Plan

The Compensation Committee reserves the right in its absolute discretion to abolish the Plan at any time or to alter the terms and conditions under which incentive compensation will be paid. Such discretion may be exercised any time before, during, and after the Plan year is completed. No participant shall have any vested right to receive any compensation hereunder until actual delivery of such compensation. Participation in the Plan at any given time does not guarantee ongoing participation.

Employment Duration/Employment Relationship

This Plan does not, and Cadence’s policies and practices in administering this Plan do not, constitute an express or implied contract or other agreement concerning the duration of any participant’s employment with the Company. The employment relationship of each participant is “at will” and may be terminated at any time by Cadence or by the participant, with or without cause.

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